SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __________)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
☑ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

CAPITAL AUTOMOTIVE REIT
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

     ☐ Fee paid previously with preliminary materials.

     ☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

Notes:

April 4, 2005
Dear Common Shareholders:
      On behalf of the Board of Trustees and employees of Capital Automotive REIT, I cordially invite you to attend the 2005 Annual Meeting of Capital Automotive REIT’s shareholders. We will be holding the Annual Meeting on May 10, 2005 at 8:30 a.m. local time at The Ritz-Carlton, Tysons Corner, located at 1700 Tysons Boulevard, McLean, Virginia 22102.
      Enclosed with this letter is a Notice of the Annual Meeting of Shareholders, a Proxy Statement, a proxy card and a return envelope. Both the Notice of Annual Meeting and the Proxy Statement provide details of the business that we will conduct at the Annual Meeting and other information about us. Also enclosed with this letter is our Annual Report to Shareholders for the fiscal year ended December 31, 2004.
      At the 2005 Annual Meeting, we will ask you to:

•	Elect nine Trustees;

•	Ratify the selection of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2005; and

•	Transact any other business that is properly presented at the Annual Meeting.
      Whether or not you plan to attend the Annual Meeting, please sign, date and promptly return the proxy card in the enclosed prepaid return envelope, or, if applicable, follow the directions on the proxy card for telephonic or internet voting. Your common shares will be voted at the Annual Meeting in accordance with your proxy instructions. Of course, if you attend the Annual Meeting you may vote in person. If you plan to attend the meeting, please mark the appropriate box on the enclosed proxy card.

Sincerely,

John J. Pohanka
Chairman of the Board
YOUR VOTE AT THE ANNUAL MEETING IS VERY IMPORTANT TO US.
Please Sign, Date and Return Your Proxy Card Before the Annual Meeting.
      If you have any questions about voting your common shares, please contact Lisa M. Clements, Capital Automotive REIT, 8270 Greensboro Drive, Suite 950, McLean, Virginia 22102, telephone no. (703) 288-3075.

CAPITAL AUTOMOTIVE REIT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date: Tuesday, May 10, 2005
Time: 8:30 a.m. local time

Place:	The Ritz-Carlton, Tysons Corner

1700 Tysons Boulevard
McLean, Virginia 22102
Dear Common Shareholders:
      At the 2005 Annual Meeting, we will ask you to:

•	Elect nine Trustees;

•	Ratify the selection of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2005; and

•	Transact any other business that is properly presented at the Annual Meeting.
      You will be able to vote your common shares at the Annual Meeting if you were a shareholder of record at the close of business on March 1, 2005. Our preferred shareholders are not entitled to receive notice of, or to vote at, the Annual Meeting.

By Order of the Board of Trustees:

John M. Weaver
Secretary
April 4, 2005
YOUR VOTE AT THE ANNUAL MEETING IS VERY IMPORTANT.
Please indicate your vote on the enclosed proxy card and return it in the enclosed envelope as soon as possible, even if you plan to attend the meeting.
If you have questions about voting your common shares, please contact
Lisa M. Clements, Capital Automotive REIT, 8270 Greensboro Drive,
Suite 950, McLean, Virginia 22102, telephone no. (703) 288-3075.
If you attend the meeting, you will be able to revoke your proxy and vote in person.

CAPITAL AUTOMOTIVE REIT
8270 Greensboro Drive, Suite 950
McLean, Virginia 22102
April 4, 2005
PROXY STATEMENT FOR ANNUAL MEETING
      This Proxy Statement provides information that you should read before you vote on the proposals that will be presented to you at the 2005 Annual Meeting of the Shareholders of Capital Automotive REIT, which we sometimes refer to as Capital Automotive or the Company. The 2005 Annual Meeting will be held on Tuesday, May 10, 2005 at 8:30 a.m. local time at The Ritz-Carlton, Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102.
      This Proxy Statement provides detailed information about the Annual Meeting, the proposals you will be asked to vote on at the Annual Meeting, and other relevant information.
      On April 4, 2005, we began mailing information to shareholders who, according to our records, owned our common shares of beneficial interest at the close of business on March 1, 2005. We are mailing with that information a copy of our Annual Report to Shareholders for the fiscal year ended December 31, 2004.

i

INFORMATION ABOUT THE 2005 ANNUAL MEETING AND VOTING
The Annual Meeting
      The Annual Meeting will be held on Tuesday, May 10, 2005 at 8:30 a.m. local time at The Ritz-Carlton, Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102.
This Proxy Solicitation
      We are sending you this Proxy Statement because our Board of Trustees is seeking a proxy to vote your common shares at the Annual Meeting. This Proxy Statement is intended to assist you in deciding how to vote your common shares. On April 4, 2005, we began mailing this Proxy Statement to all shareholders who, according to our shareholder records, owned common shares at the close of business on March 1, 2005. Our preferred shareholders are not entitled to receive notice of, or to vote at, the Annual Meeting.
      We are paying the cost of requesting these proxies. Our Trustees, officers and employees may request proxies in person or by telephone, mail, facsimile or letter. We will reimburse brokers and other nominees their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners of our common shares.
      If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one Proxy Statement and Annual Report to Shareholders for each company in which you hold common shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our Proxy Statement and Annual Report to Shareholders to your address. You may revoke your consent to householding at any time by contacting your broker, or if your common shares are not held by a broker or bank, by sending your name and account number to our transfer agent, American Stock Transfer & Trust Company (“AST”), 59 Maiden Lane, New York, NY 10038, Attn: Shareholder Services, or by contacting AST via email at info@amstock.com. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this Proxy Statement or our Annual Report to Shareholders, we will send a copy to you if you address your written request to or call our transfer agent, as referenced above, phone number 1-800-937-5449. If you are receiving multiple copies of our Proxy Statement and Annual Report to Shareholders, you may request householding by contacting our transfer agent in the same manner.
Voting Your Shares
      You have one vote for each of our common shares that you owned of record at the close of business on March 1, 2005. The number of common shares you own (and may vote at the Annual Meeting) is listed on the enclosed proxy card.
      You may vote your common shares at the Annual Meeting either in person or by proxy. To vote in person, you must attend the Annual Meeting and obtain and submit a ballot. Ballots for voting in person will be available at the Annual Meeting. To vote by proxy, you must complete and return the enclosed proxy card. By completing and returning the proxy card, you will be directing the persons designated on the proxy card to vote your common shares at the Annual Meeting in accordance with the instructions you give on the proxy card.
If you decide to vote by proxy, your proxy card will be valid only if you sign, date and return it before the Annual Meeting.
      If you complete the proxy card but do not provide the voting instructions, then your shares will be voted FOR each of the Trustees identified on the proxy card and FOR ratification of the selection of Ernst & Young LLP as our independent auditors for the 2005 fiscal year.

Revoking Your Proxy
      If you decide to change your vote, you may revoke your proxy at any time before it is voted. You may revoke your proxy in any one of three ways:

•	You may notify our Secretary in writing that you wish to revoke your proxy.

•	You may submit a proxy dated later than your original proxy.

•	You may attend the Annual Meeting and vote by ballot. Merely attending the Annual Meeting will not by itself revoke a proxy; you must obtain a ballot and vote your common shares to revoke the proxy.
Vote Required for Approval

Proposal 1: Election of Nine Trustees	The nine nominees for Trustee who receive the most votes will be elected. If you indicate “withhold authority to vote” for a particular nominee on your proxy card, your vote will not count either for or against the nominee.

Proposal 2: Ratification of Selection of Independent Auditors	The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the selection of independent auditors. If you abstain from voting, your abstention will not count as a vote cast for or against the proposal.
YOUR VOTE AT THE ANNUAL MEETING IS VERY IMPORTANT TO US.
      Broker non-votes (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered by the beneficial owner of the stock to vote on a particular proposal) with respect to the election of Trustees and the ratification of selection of independent auditors will have no effect on the outcome of the vote on these proposals.
      Quorum. On the record date for the Annual Meeting, March 1, 2005, there were 43,681,878 common shares issued and outstanding. A “quorum” must be present at the Annual Meeting in order to transact business. A quorum will be present if 21,631,480 common shares are represented at the Annual Meeting, either in person (by the shareholders) or by proxy. If a quorum is not present, a vote cannot occur. In deciding whether a quorum is present, abstentions and any broker non-votes will be counted as shares that are represented at the Annual Meeting.
Additional Information
      Our Annual Report to Shareholders for the fiscal year ended December 31, 2004, including consolidated financial statements, is being mailed to all shareholders entitled to vote at the Annual Meeting together with this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material. The Annual Report tells you how to get additional information about us.

PROPOSALS TO BE PRESENTED AT THE ANNUAL MEETING
      We will present the following two proposals at the Annual Meeting. We have described in this proxy statement all the proposals that we expect will be made at the Annual Meeting. If a shareholder or we properly present any other proposal to the meeting after February 16, 2005, we will, to the extent permitted by applicable law, use your proxy to vote your shares on the proposal in our best judgment.
1.     Election of Trustees
      Our Board of Trustees currently consists of nine Trustees. One of our current Board Members, John E. Anderson, has decided not to stand for re-election. The nominees for election to the Board of Trustees are:

Thomas D. Eckert
Craig L. Fuller
Paul M. Higbee
William E. Hoglund
David B. Kay
R. Michael McCullough
John J. Pohanka
Robert M. Rosenthal
Vincent A. Sheehy
      Each Trustee will be elected to serve for a one-year term, or until his replacement is elected and qualifies, or until his earlier resignation or removal. All but one of the nine nominees are presently members of the Board of Trustees and have consented to serve as a Trustee if re-elected. More detailed information about each of the nominees is available in the section of this booklet titled “The Board of Trustees,” which begins on page 6.
      If any of the nominees cannot serve for any reason, the Board of Trustees may designate a substitute nominee or nominees. If a substitute is nominated, we will vote all valid proxies for the election of the substitute nominee or nominees. The Board of Trustees may also decide to leave the board seat or seats open until a suitable candidate or candidates are located, or it may decide to reduce the size of the Board. Proxies for the Annual Meeting may not be voted for more than nine nominees.
      The Board of Trustees unanimously recommends that you vote FOR these Trustees.
2.     Ratification of Appointment of Ernst & Young LLP as Independent Auditors
      Ernst & Young LLP has served as our independent auditor since May 23, 2002. The Audit Committee currently believes that we should continue our relationship with Ernst & Young LLP and have appointed Ernst & Young LLP to continue as our independent auditors for the fiscal year ending December 31, 2005. In the event that the shareholders do not ratify this appointment by the requisite vote, the Audit Committee will reconsider its appointment of Ernst & Young LLP.
      One or more representatives of Ernst & Young LLP will be available at the Annual Meeting to answer your questions and make a statement if they desire.

      Fiscal 2004 and 2003 Audit Firm Fee Summary. The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for 2004 and 2003, and fees for other services rendered:

	Fiscal Year 2004	Fiscal Year 2003

Audit Fees (1)	$822,190	$204,500
Audit Related Fees (2)	38,440	130,003

Audit and Audit Related Fees	860,630	334,503
Tax Fees (3)	258,005	164,883
All Other Fees	—	—

Total Fees	$1,118,635	$499,386

(1)	Audit fees include the fees for the audit of our annual financial statements and the review of our quarterly financial statements, fees for the audit of our internal control over financial reporting, fees for the attestation of management’s report on the effectiveness of internal control over financial reporting, fees for comfort letters, and fees for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

(2)	Audit related fees consist of fees for assurance and related services that are related to the performance of the audit or review of our financial statements and internal control over financial reporting, including fees incurred for consultation concerning financial accounting and reporting standards, performance of agreed-upon procedures, and other audit or attest services not required by statute or regulation.

(3)	Tax fees consist of fees for tax consultation and tax compliance services. Of the total tax fees, approximately $207,000 and $133,000 represent tax compliance and preparation fees for 2004 and 2003, respectively. The remainder in each respective year represents tax compliance-related and other services.
      The Audit Committee has determined that the provision of audit related and tax services by Ernst & Young LLP during 2004 are compatible with maintaining Ernst & Young LLP’s independence.
      The Board of Trustees unanimously recommends that you vote FOR ratification of the appointment of Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2005.
SHARE OWNERSHIP
      There were 43,681,878 common shares issued and outstanding on March 1, 2005. The following table shows how many common shares (including certain securities that are redeemable, convertible or exercisable for shares) on a fully converted basis that were owned on March 1, 2005 (unless otherwise indicated in a footnote) by:

•	each person who owned more than 5% of the issued and outstanding common shares on a fully converted basis;

•	each of our current Trustees and our new trustee nominee;

•	our Chief Executive Officer; and

•	each of the other persons named in the “Executive Compensation-Summary Compensation Table” on page 13.
      The table also shows how many common shares (calculated on the basis described below) that were owned by all of our current Trustees, our trustee nominee and our executive officers together. For purposes of this table, “fully converted basis” means common shares and securities redeemable or exercisable for common shares that are currently redeemable or exercisable or that will become redeemable or exercisable within 60 days of March 1, 2005. The number of common shares set forth below includes the number of:

•	common shares the person holds;

•	common shares the person could receive (if we elect to issue shares (on a one-for-one basis) rather than pay cash) upon redemption of units of Capital Automotive L.P. (which we refer to as the Partnership, and of which we are the sole general partner), held by the person;

•	common shares the person could receive on exercise of options for shares held by the person that are exercisable within 60 days of March 1, 2005;

•	common shares the person could receive upon the vesting of restricted shares held by the person that vest within 60 days of March 1, 2005, unless the person has agreed to defer receipt of the common shares until a later date pursuant to a written agreement with us; and

•	common shares the person could receive upon the payment of phantom shares held by the person within 60 days of March 1, 2005, unless the person has agreed to defer receipt of the common shares until a later date pursuant to a written agreement with us.
      The owners have sole voting and investment power unless otherwise indicated. The address of the Trustees and the executive officers is c/o Capital Automotive REIT, 8270 Greensboro Drive, Suite 950, McLean, Virginia 22102.

	Number of	Percent
Name and Address of Beneficial Owner	Shares	of Shares

Robert M. Rosenthal (1)	2,722,013	5.87%
John J. Pohanka (2)	1,245,686	2.80%
John E. Anderson (3)	703,334	1.61%
Thomas D. Eckert (4)	135,108	*
Vincent A. Sheehy (5)	59,318	*
John M. Weaver (6)	39,451	*
David S. Kay (7)	27,442	*
Paul M. Higbee (8)	17,334	*
Craig L. Fuller (9)	16,662	*
William E. Hoglund (9)	10,484	*
R. Michael McCullough (10)	9,334	*
Jay M. Ferriero	6,707	*
Lisa M. Clements	2,936	*
David B. Kay (11)	0	*
All Executive Officers and Trustees as a Group (14 Persons)	4,995,809	10.56%

*	Less than 1%

(1)	Mr. Rosenthal’s ownership includes his direct and indirect ownership of common shares of the Company and units of the Partnership. The number of shares and units owned is based on a report on Schedule 13G/ A filed with the Securities and Exchange Commission (“SEC”) on November 11, 2003, as updated by representations of Mr. Rosenthal as of January 26, 2005. The Rosenthal Family, L.L.C., of which Mr. Rosenthal is the managing member, holds 838,220 units of the Partnership. Mr. Rosenthal has sole voting and investment power directly over one common share. The remainder of the units of the Partnership are held as follows: 286,518 units are held by R.P. Gaithersburg Limited Partnership, of which Mr. Rosenthal is general partner; and 1,578,940 units are held by 8525 Leesburg Pike Limited Partnership, of which Mr. Rosenthal is general partner. In addition, Mr. Rosenthal has sole voting and investment power over currently exercisable options for 18,334 common shares. Mr. Rosenthal disclaims voting and investment power over 291,417 units held by relatives not living in his home or held by employees of entities that he controls.

(2)	Mr. Pohanka’s ownership includes his direct and indirect ownership of common shares of the Company and units of the Partnership. The number of common shares and units owned is based on a report on Schedule 13G/ A filed with the SEC on January 16, 2002, as updated by representations of Mr. Pohanka as of January 19, 2005. Mr. Pohanka has sole voting and investment power directly over currently exercisable options for 18,334 common shares. The balance of the common shares and units are held as follows: 5,250 common shares held by Pohanka Grandchildren Trust; 439,239 common shares and 774,462 units held by Pohanka

Properties, Inc.; and 8,400 common shares held by Pohanka Imports, Inc. The Pohanka Grandchildren Trust, of which John J. Pohanka is the Trustee, has sole voting and investment power over its 5,250 common shares. Pohanka Properties, Inc., of which John J. Pohanka is President, has sole voting and investment power over its 439,239 common shares. Pohanka Properties, Inc. shares investment power with Mr. Pohanka over the 774,462 units. Pohanka Imports, Inc., of which John J. Pohanka is the President, has sole voting and investment power over its 8,400 common shares. Mr. Pohanka disclaims beneficial ownership of 7,000 common shares held by his spouse. Includes one common share not reported on Schedule 13G.

(3)	Includes currently exercisable options for 23,334 common shares.

(4)	Mr. Eckert has shared voting and investment power with his spouse over 123,128 common shares.

(5)	Includes currently exercisable options for 33,334 common shares. Mr. Sheehy has sole voting and investment power directly over 10,000 units. Mr. Sheehy’s ownership also includes ownership of 15,984 units that he received upon the dissolution of Sheehy Investments Two, L.C. in July 2003, of which Mr. Sheehy was a limited partner with an 18% pecuniary interest.

(6)	Mr. Weaver has shared voting and investment power with his spouse over all of his common shares.

(7)	Mr. David S. Kay has shared voting and investment power with his spouse over 27,442 common shares.

(8)	Includes currently exercisable options for 13,334 common shares. Mr. Higbee has shared voting and investment power with his spouse over 4,000 common shares.

(9)	Includes currently exercisable options for 8,334 common shares.

(10)	Includes currently exercisable options for 8,334 common shares. Mr. McCullough has shared voting and investment power with his spouse over 1,000 common shares.

(11)	Mr. David B. Kay is a new nominee to our Board of Trustees.
THE BOARD OF TRUSTEES
      The following table and biographical descriptions set forth the name, age and principal occupations during the past five years for each nominee, and the positions they currently hold with us. The information is as of March 1, 2005 unless otherwise indicated.

Name	Age	Position	Trustee Since

John J. Pohanka	76	Chairman of the Board of Trustees	February 1998
Thomas D. Eckert	57	President and Chief Executive Officer and Trustee	October 1997
Craig L. Fuller	54	Trustee	April 1998
Paul M. Higbee	50	Trustee	October 2003
William E. Hoglund	70	Trustee	February 1998
David B. Kay	47	Trustee Nominee	—
R. Michael McCullough	66	Trustee	April 1998
Robert M. Rosenthal	77	Trustee	February 1998
Vincent A. Sheehy	46	Trustee	April 1998
      John J. Pohanka is the Chairman of our Board of Trustees. Mr. Pohanka has been involved in the automotive industry for over 50 years and is also the Chairman of the Pohanka Automotive Group, a position he has held for over five years. Founded in 1919, the Pohanka Automotive Group is currently comprised of 13 dealerships, each of which is located in the greater Washington, D.C. Metropolitan Area. The Pohanka Automotive Group’s dealerships have received numerous awards, including the Time magazine Quality Dealer Award. Mr. Pohanka has been active in a number of national and local industry and business groups during his career, including having served as a past president of the National Automobile Dealers Association (NADA), a past President of the National Capitol Area Automotive Trade Association, and a past chairman of the National Institute for Automotive Service Excellence, a group he co-founded.
      Thomas D. Eckert is our President and Chief Executive Officer and is a member of the Board of Trustees. Mr. Eckert was one of the founders of Capital Automotive in October 1997. From 1983 to 1997, Mr. Eckert was employed by Pulte Home Corporation, one of the largest homebuilding firms in the U.S., serving most recently as President of Pulte’s Mid-Atlantic Region. Prior to working at Pulte, Mr. Eckert spent over seven years with the public accounting firm of Arthur Andersen LLP. Mr. Eckert is a former director of PHM Mortgage Company and the Celotex Corporation, and he is a current director of the Munder Funds, a $7 billion mutual fund group and Fieldstone Investment Corporation, a mortgage banking company that originates, securitizes, sells, and services residential mortgages. Mr. Eckert is also a member of the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT).
      Craig L. Fuller has served as a member of our Board of Trustees since April 22, 1998. From November 1999 to present, Mr. Fuller has served as President and Chief Executive Officer of the National Association of Chain Drug Stores. Prior to joining NACDS, Mr. Fuller held senior positions in business and government, including from June 1996 to October 30, 1999, serving as a Managing Director of Korn/ Ferry International, an executive recruiting firm. He served for eight years in the White House as assistant to President Reagan for Cabinet Affairs and as Chief of Staff to Vice President Bush. President-Elect Bush named Mr. Fuller the Co-Director of his Presidential transition team. Mr. Fuller is also a director of the Stillwater Mining Company and the U.S. Chamber of Commerce. He also serves as Trustee Emeritus for the Kennedy Center.
      Paul M. Higbee has served as a member of our Board of Trustees since October 28, 2003. From September 2001 to present, Mr. Higbee has been a partner of Andersen & Company, LLC, a merchant banking firm engaged in private equity investments and investment banking for middle-market companies. Mr. Higbee has been an investment banker for over 25 years. Prior to joining Andersen & Company in 2001, from March 1996 to May 2001, he was a Managing Director at Deutsche Bank. Mr. Higbee previously served as Managing Director and head of the Industrial Group at PaineWebber, Managing Director and head of the Energy Group at Drexel Burnham Lambert Group, Inc., and started his career at Shearson Loeb Rhoades.
      William E. Hoglund has served as a member of our Board of Trustees since February 11, 1998. From 1956 until his retirement in 1994, Mr. Hoglund was employed by General Motors Corporation. At the time of his retirement in 1994, Mr. Hoglund was serving as an Executive Vice President and member of the General Motors Corporation Board of Directors. His previous assignments at General Motors Corporation included serving as Corporate Comptroller, Chief Financial Officer, President of Saturn, General Manager of the Pontiac Division, and Group Executive for the Buick-Oldsmobile-Cadillac Group. Currently, Mr. Hoglund is a director of the MeadWestvaco Corporation and the Sloan Foundation.
      David B. Kay is a new nominee for the Board of Trustees. Mr. Kay is currently a Senior Advisor to the J.E. Robert Companies, an international real estate investment and asset management firm. From 2002 to December 2004, Mr. Kay was a Managing Director and the Chief Financial Officer of J. E. Robert Companies. Prior to joining J.E. Robert Companies, from 1990 to 2002, Mr. Kay was a partner at Arthur Andersen LLP, most recently serving as the Managing Partner for its Mid-Atlantic region’s accounting, audit, and financial outsourcing practices. Currently Mr. Kay serves on the Board of Directors for Saul Centers, Inc. and Chevy Chase Bank F.S.B. Mr. Kay is not related to our Chief Financial Officer, David S. Kay.
      R. Michael McCullough has served as a member of our Board of Trustees since April 22, 1998. Mr. McCullough was employed by Booz, Allen & Hamilton Inc. from 1965 through 1996. He was the Chairman and Chief Executive Officer of Booz, Allen & Hamilton Inc. from 1984 to 1992. From 1992 until his retirement in 1996, Mr. McCullough was the Senior Chairman of Booz, Allen & Hamilton Inc. Currently, Mr. McCullough is a Director of Watson Wyatt Worldwide, Inc., Potomac Realty Trust, and National Rehabilitation Hospital. Mr. McCullough was also Chairman of the Suburban Hospital Foundation.
      Robert M. Rosenthal has served as a member of our Board of Trustees since February 11, 1998. Mr. Rosenthal has been the Chairman of the Rosenthal Automotive Organization since 1954. Mr. Rosenthal has been involved in the automotive industry for over 50 years and during that time has founded more than 35 dealerships. He was a Director of the Metropolitan Washington Airport Authority and First Virginia Bank. Rosenthal Automotive is currently comprised of 15 dealerships located in the greater Washington, D.C. metropolitan area. Rosenthal Automotive Organization has received numerous awards including a Time magazine Quality Dealer Award and the Dealer of Distinction from Sports Illustrated and the American International Automobile Dealer Association. He has served as past President of the Washington Area New Automobile Dealers Association.
      Vincent A. Sheehy has served as a member of our Board of Trustees since April 22, 1998. Mr. Sheehy has been the President of Sheehy Auto Stores since July 1, 1998. From 1991 to the present, Mr. Sheehy has owned and/or acted as General Manager or President of various Sheehy dealerships. Mr. Sheehy is a member of the Nissan Dealer Product Committee. Mr. Sheehy is a Director of the Virginia Automobile Dealers Association and Chairman Emeritus of the Washington Area New Automobile Dealers Association. He also serves on the Virginia Motor Vehicle Dealer Board.
Corporate Governance

Board of Trustees
      General. We are currently managed by a nine-member Board of Trustees. The Board has adopted a set of corporate governance guidelines, which, along with the written charters for our Board committees described below, provide the framework for the Board’s governance of Capital Automotive. Our corporate governance guidelines are available on our website at www.capitalautomotive.com, and are available in print to any shareholder who requests them.
      Independence and Composition. Our Amended and Restated Declaration of Trust, as amended, which we refer to as the Declaration, and the National Association of Securities Dealers listing standards, which we refer to as the NASD listing standards, each require that a majority of our Board of Trustees are “independent”, as that term is defined in our Declaration and the NASD listing standards.
      The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee (the “Nominating Committee”), has determined that Messrs. Fuller, Higbee, Hoglund, Kay, McCullough, Pohanka and Sheehy, representing a majority of our Board of Trustees, are “independent” as that term is defined in the NASD listing standards and our Declaration.
      Meetings and Attendance. The Board of Trustees met eight times in the fiscal year ended December 31, 2004. Each of the current nominees currently serving on the Board of Trustees attended at least 75% of the aggregate of the total number of meetings of (i) the Board of Trustees and (ii) the committees of the Board of Trustees that he was eligible to attend. Our corporate governance guidelines provide that it is the responsibility of individual Trustees to make themselves available on a consistent basis to attend scheduled and special Board meetings as well as the annual shareholder meeting. All of our nine Trustees as of May 11, 2004 attended the 2004 annual shareholder meeting. In addition, non-management members of the Board of Trustees met in executive session four times in the fiscal year ended December 31, 2004. Pursuant to our corporate governance guidelines, Mr. Pohanka presides over these executive sessions.
      Shareholder Communications. The Board of Trustees has adopted a process whereby our shareholders can send communication to us. This process is described in detail on our website at www.capitalautomotive.com.

Audit Committee
      General. The Board of Trustees has established an Audit Committee, which is governed by a written charter, a copy of which is available on our website at www.capitalautomotive.com, and is available in print to any shareholder who requests it. Among the duties, powers and responsibilities of the Audit Committee, as provided in the Audit Committee charter, are to:

•	have sole power and authority concerning the engagement and fees of independent auditors;

•	review with the independent auditors the plans and results of the audit engagement;

•	pre-approve all audit services and permitted non-audit services provided by the independent auditors;

•	review the independence of the independent auditors;

•	review the adequacy of our internal control over financial reporting; and

•	review accounting, auditing and financial reporting matters with our independent auditors and management.
      Meetings. The Audit Committee met 11 times in the fiscal year ended December 31, 2004. In 2004, and currently Messrs. Hoglund, McCullough and Sheehy are the members of the Audit Committee, with Mr. McCullough serving as Chairman. On February 17, 2005, the Board of Trustees ratified the recommen-

dation of the Nominating Committee, and approved the following Audit Committee assignments commencing on May 10, 2005: Messrs. Hoglund, Kay, McCullough and Sheehy, with Mr. McCullough serving as Chairman.
      Independence and Composition. The composition of the Audit Committee is subject to the independence and other requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated by the Securities and Exchange Commission thereunder, and the NASD listing standards. The Board of Trustees, ratified the recommendation of the Nominating Committee, and determined that all current and nominated members of the Audit Committee meet the audit committee composition requirements of the Exchange Act and the NASD listing standards, including but not limited to the requirement that all members of the Audit Committee consist of independent members. The Board, upon modification of the recommendation of the Nominating Committee, also determined that Mr. David B. Kay is an “audit committee financial expert” as that term is defined in the Exchange Act.

Nominating and Corporate Governance Committee
      General. The Board of Trustees has established the Nominating Committee, which is governed by a written charter, a copy of which is available on our website at www.capitalautomotive.com, and is available in print to any shareholder who requests it. As provided in the Nominating Committee charter, the Nominating Committee:

•	identifies and recommends to the Board of Trustees individuals to stand for election and re-election to the Board at our annual meeting of shareholders and to fill vacancies that may arise from time to time;

•	develops and makes recommendations to the Board for the creation and ongoing review and revision of a set of effective corporate governance principles that promote our competent and ethical operation and a policy governing ethical business conduct of our employees and Trustees; and

•	makes recommendations to the Board of Trustees as to the structure and membership of committees of the Board of Trustees.
      Selection of Trustee Nominees. Our corporate governance guidelines provide that the Nominating Committee endeavor to identify individuals to serve on the Board who have expertise that is useful to us and complementary to the background, skills and experience of other Board members. The Nominating Committee’s assessment of the composition of the Board includes: (a) skills – business and management experience, real estate experience, accounting experience, finance and capital markets experience, and an understanding of corporate governance regulations and public policy matters, (b) characteristics – ethical and moral standards, leadership abilities, sound business judgment, independence and innovative thought, and (c) composition – diversity, age and public-company experience. The principal qualification for a Trustee is the ability to act in the best interests of the Company and its shareholders.
      The Nominating Committee considers Trustee nominees directly recommended by shareholders. In accordance with the Company’s Second Amended and Restated Bylaws, as amended, which we refer to as the Bylaws, and the Exchange Act, any proposal from shareholders regarding possible Trustee candidates to be elected at a future annual meeting must be received by Capital Automotive REIT at 8270 Greensboro Drive, Suite 950, McLean, Virginia 22102, Attn: Secretary and General Counsel, not less than 120 calendar days before the date of the Company’s proxy statement released to our shareholders in connection with the previous year’s annual meeting of shareholders.
      Please note that any shareholder nomination must comply with all of the requirements of Rule 14a-8 under the Exchange Act, which addresses when a company must include a shareholder’s proposal in its proxy statement and identify the proposal in its form of proxy for an annual or special meeting of the shareholders. In addition, any proposals must include the following:

•	the name and address of the shareholder submitting the proposal, as it appears on our shareholder records, and of the beneficial owner thereof;

•	the number of each class of our common shares of beneficial interest that are owned beneficially and of record by the shareholder and the beneficial owner;

•	a description of all arrangements or understandings between the shareholder and the Trustee nominee and any other person pursuant to which the nomination is to be made by the shareholder; and

•	all information relating to the Trustee nominee that is required to be disclosed in solicitations of proxies for election of Trustees in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a Trustee nominee and to serving as a Trustee if elected).
      The Nominating Committee will evaluate Trustee candidates recommended by shareholders in the same manner that it evaluates Trustee candidates recommended by our Trustees, management or employees.
      Independence and Composition. The NASD listing standards require that the Nominating Committee consist solely of independent Trustees. The Board of Trustees, upon the recommendation of the Nominating Committee, has determined that all current and nominated members of the Nominating Committee are “independent” as that term is defined in the NASD listing standards.
      Meetings. The Nominating Committee met once during the fiscal year ended December 31, 2004. In fiscal year 2004 and currently, Messrs. Anderson, Fuller, and Pohanka are the members of the Nominating Committee, with Mr. Anderson serving as Chairman. On February 17, 2005, the Board of Trustees, upon the recommendation of the Nominating Committee, approved the following Nominating Committee assignments commencing on May 10, 2005: Messrs. Fuller, Hoglund and Pohanka, with Mr. Hoglund serving as Chairman.

Executive Compensation Committee
      General. The Board of Trustees has established an Executive Compensation Committee (the “Compensation Committee”), which is governed by a written charter, a copy of which is available on our website at www.capitalautomotive.com, and is available in print to any shareholder who requests it. The Compensation Committee is responsible for:

•	approving and evaluating the compensation plans, policies and programs for our executive officers and Trustees;

•	approving all awards to any employees and Trustees under our equity incentive plan; and

•	evaluating the performance of the CEO and other executive officers.
      Independence and Composition. The NASD listing standards require that the Compensation Committee consist solely of independent Trustees. The Board of Trustees, upon the recommendation of the Nominating Committee, has determined that all current and nominated members of the Compensation Committee are “independent” as that term is defined in the NASD listing standards.
      Meetings. The Compensation Committee met three times in the fiscal year ended December 31, 2004. In fiscal year 2004 and currently, Messrs. Fuller, Higbee and Hoglund are members of the Compensation Committee, with Mr. Fuller serving as Chairman. On February 17, 2005, the Board of Trustees, upon modification of the recommendation of the Nominating Committee, approved the following Compensation Committee assignments commencing on May 10, 2005: Messrs. Fuller and Higbee, with Mr. Fuller serving as Chairman. Mr. Pohanka serves as a non-voting advisory member.

Code of Business Conduct
      Our Trustees, as well as our officers and employees, are also governed by our code of business conduct, a copy of which is available on our website at www.capitalautomotive.com, and is available in print to any shareholder who requests it. Amendments to, or waivers from, a provision of the code of business conduct that applies to our Trustees or executive officers will be posted to our website within five business days following the date of the amendment or waiver.

Compensation of Trustees
      We pay our Trustees who are not employees a $35,000 annual fee for their services as Trustees. Each Trustee also is paid a $1,000 fee for each Board meeting attended and a $500 fee for each Committee meeting attended. The Chairman of the Board of Trustees receives an additional $10,000 annual fee, and the Chairman of the Audit Committee receives an additional $5,000 annual fee, each for their services as chairman. These fees are all paid quarterly. In addition to cash compensation, the Compensation Committee has expressed its intention that a portion of annual Trustee compensation be in the form of equity. Therefore, on January 19, 2005, under the Capital Automotive Group Second Amended and Restated 1998 Equity Incentive Plan, which we refer to as the Plan, the Compensation Committee approved a grant of options to purchase 5,000 common shares to each non-employee Trustee. The exercise price for these grants was $33.40, which was the fair market value of the common shares on the date of the grant. One-third of the options will vest on July 19, 2005, another one-third will vest on January 19, 2006, and the remaining one-third will vest on January 19, 2007. The options will be forfeited to the extent they are not exercisable when a Trustee resigns or fails to be re-elected as a Trustee.
      In addition, under the Plan, upon election or appointment to the Board of Trustees, each non-employee Trustee also receives an initial grant of options to purchase 15,000 common shares. The exercise price for these grants is equal to the fair market value of the common shares on the date of grant. One-third of the options will vest six months after the date of grant, another one-third will vest on the first anniversary of the date of grant, and the remaining one-third will vest on the second anniversary of the date of grant. Options will be forfeited to the extent they are not exercisable when a Trustee resigns or fails to be re-elected as a Trustee.
      We have also established a Deferred Compensation and Stock Plan for Trustees, which permits non-employee Trustees to elect to defer receipt of their annual retainer, meeting fees and committee chairman fees. The deferred fees are credited to either a cash or phantom share account or combination of both, at the option of the Trustee. At the time specified in each Trustee’s deferred fee agreement, amounts credited to a cash account shall be paid in cash and phantom shares credited to a Trustee’s phantom share account shall, at our option, be (i) converted into common shares and issued to the Trustee, or (ii) paid to the Trustee in cash in an amount equal to the fair market value of the phantom shares. In 2004, we did not distribute any amounts under this plan. The following table sets forth fees deferred into common shares under the Deferred Compensation and Stock Plan for Trustees in 2004:

	Number of Common Shares Credited to Deferred Phantom Share Account

Name	During the Year Ended 12/31/2004	Total (as of 12/31/04)

John E. Anderson	1,105	1,105
William E. Hoglund	1,211	1,211
John J. Pohanka	1,440	1,440

EXECUTIVE OFFICERS
      The following table and biographical descriptions set forth the name, age and principal occupations during the past five years for each executive officer who is not also a Trustee. The information is as of March 1, 2005, unless otherwise indicated:

Name	Age	Position

Lisa M. Clements	41	Vice President and Chief Accounting Officer
Jay M. Ferriero	47	Senior Vice President and Director of Acquisitions
David S. Kay	38	Senior Vice President, Chief Financial Officer and Treasurer
John M. Weaver	45	Senior Vice President, General Counsel and Secretary
      The executive officers are elected by the Board of Trustees and hold office until their successors are elected and qualify.
      Lisa M. Clements joined Capital Automotive in January 1998. Ms. Clements has been our Vice President, Controller and Chief Accounting Officer since October 2003. Prior to such time, Ms. Clements was our Vice President and Controller. Ms. Clements is responsible for the Company’s financial reporting and compliance functions. Prior to joining Capital Automotive, Ms. Clements had 12 years of experience in financial reporting, including working for KPMG Peat Marwick and holding several key accounting positions with publicly traded companies.
      Jay M. Ferriero joined Capital Automotive in February 1999. Mr. Ferriero has been our Senior Vice President and Director of Acquisitions since February 2002. Prior to such time, Mr. Ferriero was our Vice President and Director of Acquisitions. Prior to joining Capital Automotive, from 1994 to 1999, Mr. Ferriero served as a First Vice President Loan Group and National Accounts Manager at Comerica Incorporated, a leading financial institution serving the automotive retail industry. At Comerica, Mr. Ferriero was responsible for managing the auto dealer lending offices and clients in Florida and Illinois, and had nationwide responsibilities for managing multi-bank credit facilities for some of the largest auto dealer consolidators. From 1991 to 1994, Mr. Ferriero was Senior Vice President and Senior Lending Officer at Comerica Bank & Trust, overseeing all lending activities. Since 1980 and prior to 1991, Mr. Ferriero’s experiences included managing commercial loan processing operations, managing loan reviews associated with bank acquisitions, restructuring problem loans, and originating commercial and auto dealership loans.
      David S. Kay was one of the founders of Capital Automotive in October 1997. Mr. Kay has been our Senior Vice President, Chief Financial Officer and Treasurer since October 2003. Between February 2002 and October 2003, Mr. Kay served as our Senior Vice President and Chief Financial Officer. Prior to such time, Mr. Kay was our Vice President and Chief Financial Officer. Prior to forming Capital Automotive, Mr. Kay was employed by the public accounting firm of Arthur Andersen LLP in Washington, D.C. for approximately ten years. His areas of expertise included emerging companies in the automotive, retail and distribution industries. While at Arthur Andersen LLP, Mr. Kay provided clients with consultation regarding mergers and acquisitions, business planning and strategy, and equity financing. He also has several years of experience in capital formation projects, roll-up transactions and initial public offerings for motor vehicle dealerships across the nation. Mr. Kay has participated on a NADA task force and has given presentations at NADA conventions, AICPA conferences and at other industry seminars. Mr. Kay is an executive advisory board member of the School of Accounting at James Madison University.
      John M. Weaver joined Capital Automotive in July 1998. Mr. Weaver has been our Senior Vice President, General Counsel and Secretary since February 2002. Prior to such time, Mr. Weaver was our Vice President, General Counsel and Secretary. Prior to joining Capital Automotive, from 1991 to July 1998, Mr. Weaver was a partner at Shaw Pittman LLP, a Washington D.C.-based law firm where he concentrated on all aspects of real estate and finance law and transactional matters. As a member of Shaw Pittman’s Real Estate Group, nationally recognized for its work with REITs, Mr. Weaver focused primarily on real estate developers, investors and lenders. While at Shaw Pittman, Mr. Weaver had been involved in a number of acquisitions and financings within the REIT sector. Prior to joining Shaw Pittman, Mr. Weaver had been an associate attorney in the Northern Virginia offices of a predecessor to Reed, Smith, Hazel & Thomas.

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth the compensation earned by our Chief Executive Officer and each of the other most highly compensated executive officers who were serving as executive officers on December 31, 2004, who we collectively refer to as the named officers.

				Long-Term
				Compensation
				Awards
		Annual				All Other
		Compensation	Bonus	Restricted	Options	Compensations
Name and Principal Position	Year	Salary ($)	($)(2)	Stock ($)(3)	(#shares)	($)(1)

Thomas D. Eckert,	2004	450,000	440,000	1,737,022	—	—
President and Chief Executive Officer	2003	400,000	440,000	1,337,149	—	—
	2002	384,000	—	962,300	—	—

David S. Kay,	2004	260,000	240,000	774,804	—	—
Senior Vice President, Chief Financial Officer and	2003	208,000	240,000	624,859	—	—
Treasurer	2002	202,000	47,500	378,049	—	—

John M. Weaver,	2004	230,000	200,000	662,343	—	—
Senior Vice President, General Counsel and	2003	205,000	200,000	512,372	—	—
Secretary	2002	197,000	—	441,175	—	—

Jay M. Ferriero,	2004	250,000	260,000	881,019	—	—
Senior Vice President and Director of Acquisitions	2003	198,000	248,000	627,331	—	—
	2002	182,000	164,000	251,176	—	—

Lisa M. Clements,	2004	125,000	120,000	287,432	—	—
Vice President and Chief Accounting Officer	2003	116,800	80,000	199,959	—	—
	2002	113,360	56,000	79,995	—	—

(1)	Other annual compensation for each named officer totaled less than $50,000 and 10% of the total of annual salary and bonus reported for such named officer.

(2)	Includes cash portion of annual bonus earned. See Footnote 3 below for portion of executive officers’ annual bonus used to purchase phantom shares.

(3)	Includes phantom shares credited in lieu of bonus and restricted stock granted, both for performance in the year indicated. Since annual performance of our officers usually cannot be measured until the end of a year, the phantom shares and restricted stock are typically granted in January of the following year. The restricted stock and phantom shares shown as long-term compensation for 2004, 2003 and 2002 was granted on January 19, 2005, January 22, 2004 and January 15, 2003, respectively. The grant of restricted stock included in 2002 will vest on January 15, 2008, except for Ms. Clements’ restricted stock, one-half of which will vest on January 15, 2006 and the remaining half will vest on January 15, 2008. The grant of restricted stock included in 2003 will vest on January 22, 2009. The grant of restricted stock included in 2004 will vest on January 19, 2010. Prior to vesting, executive officers may make a one-time election to defer receipt of the common shares to a future date, provided that the deferred common shares will be distributed to the employee prior to such time, upon the occurrence of certain events, including a change in control of the Company, certain terminations of employment and the employee’s death and disability. A holder of restricted stock does not have dispositive or voting power with respect to the restricted stock, but does receive dividends paid on the restricted stock. As presented in the table above, the dollar value of the restricted stock awarded was calculated based on the closing market price of the common shares on the Nasdaq National Market on the date of award, net of the consideration paid by the executive officers of $.01 per restricted share awarded.

Our Phantom Share Purchase Program requires mandatory and authorizes voluntary purchases of phantom shares upon the deferral of a portion of the executive officers’ annual bonus. Under this program, unless otherwise approved by the Compensation Committee, 20% of any annual bonus otherwise payable to an executive officer must be deferred under the Program and the executive officer may elect to defer up to an additional 30% of any annual bonus otherwise payable to him or her. The phantom shares are credited at a price equal to 80% of the fair market value of our common shares on the date of grant. The phantom shares awarded upon the deferral of a portion of annual bonuses generally are paid on the third anniversary from the date of grant. On such date, the phantom shares will be paid to the employee in the form of common shares or, if mutually agreed to between the employee and us, cash. Notwithstanding the foregoing, certain employees can elect to defer payment of the phantom shares to either (i) a later date or (ii) the date the employee terminates employment with the Company or the first January 15 following termination of employment. If the employee’s employment with the Company is terminated before the payment date, the employee will be paid the lesser of (i) the amount of the annual bonus deferred or (ii) an amount equal to the number of the phantom shares multiplied by the fair market value of the common shares underlying the phantom shares on the termination date. A holder of phantom shares does not have dispositive or voting power with respect to the phantom shares. However, a holder of phantom shares receives dividend equivalents with respect to the phantom shares that are equal to the value of any dividends paid with respect to our common shares. As presented in the table above, the dollar value of the phantom shares awarded upon the deferral of a portion of annual bonuses was calculated based on the closing market price of the common shares on the Nasdaq National Market on the date of award.

The following table lists the number and dollar value of the restricted stock and phantom shares held by the named officers (excluding restricted stock and phantom shares acquired upon deferral of dividend equivalents, or restricted stock that the person has agreed to defer receipt of until a later date pursuant to a written agreement with us) as of December 31, 2004, including 118,263 restricted shares and 11,791 phantom shares granted to executive officers in January 2005 for performance in 2004.

	Restricted Shares		Phantom Shares

	Number (#)	Value ($)*	Number (#)	Value ($)*

Mr. Eckert	148,901	5,288,964	95,196	3,382,314
Mr. Kay	61,982	2,201,601	15,754	559,740
Mr. Weaver	55,795	1,981,838	31,912	1,133,833
Mr. Ferriero	64,015	2,273,813	9,917	352,351
Ms. Clements	18,481	656,445	4,372	155,337

*	The dollar value of the restricted shares and phantom shares was calculated based on the closing market price of the common shares on the Nasdaq National Market on December 31, 2004 of $35.53, net of consideration paid by each executive officer with respect to the restricted shares totaling $.01 per restricted share awarded.

The following table lists, for each named officer, the percentage of such named officer’s annual bonus for 2004, 2003 and 2002 deferred towards the purchase of phantom shares and the number of phantom shares actually purchased.

	2004		2003		2002

	Percentage of	Number of	Percentage of	Number of	Percentage of		Number of
	Annual Bonus	Phantom Shares	Annual Bonus	Phantom Shares	Annual Bonus		Phantom Shares
	Deferred (%)	Purchased (#)	Deferred (%)	Purchased (#)	Deferred (%)		Purchased (#)

Mr. Eckert	20	4,117	20	4,061	100*	*	20,127
Mr. Kay	20	2,246	20	2,216	75*	*	7,752
Mr. Weaver	20	1,872	20	1,846	100*	*	10,499
Mr. Ferriero	20	2,433	20	2,289	20		2,231
Ms. Clements	20	1,123	20	739	30		1,306

**	With the approval of the Executive Compensation Committee.

Aggregated Option Exercises in Last Fiscal Year, and Fiscal Year-End Share Option Values
      The following table provides information regarding option exercises in fiscal year 2004 by the executive officers and the value of such officers’ unexercised options at December 31, 2004. No options were granted to the executive officers in fiscal year 2004.

			Number of Securities
			Underlying Unexercised	Value of Unexercised
	Shares		Options at	In-the-Money Options at
	Acquired on	Value	Fiscal Year-End (#)	Fiscal Year-End ($)
Name	Exercise (#)	Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable (1)

Thomas D. Eckert, President and Chief Executive Officer	528,002	8,222,845	0	0
David S. Kay, Senior Vice President, Chief Financial Officer and Treasurer	10,075	225,165	0	0
John M. Weaver, Senior Vice President, General Counsel and Secretary	10,075	234,808	0	0
Jay M. Ferriero, Senior Vice President and Director of Acquisitions	4,225	71,473	0	0
Lisa M. Clements, Vice President and Chief Accounting Officer	2,848	47,693	0	0

(1)	Based on the closing market price of our common shares on the Nasdaq National Market on December 31, 2004 of $35.53, minus the respective exercise prices.
Employment Agreements
      The Partnership has entered into employment agreements with Messrs. Eckert, Kay, Weaver, Ferriero and Ms. Clements. Each agreement currently terminates on January 1, 2007 and provides that the executive officer agrees to devote his full business time to the operation of the Partnership. Each employment agreement permits us to terminate the executive officer’s employment with appropriate notice for or without cause.
In general, cause is defined to include:

•	engaging in dishonesty relating materially to performance of services or obligations contained in the employment agreement;

•	conviction of, or pleading guilty or no contest to, any misdemeanor (other than minor infractions) involving fraud, breach of trust, misappropriation or other similar activity or any felony;

•	performance of duties in a grossly negligent manner; or

•	willful breach of the employment agreement in a manner materially injurious to us.
In addition, executives may resign for good reason, which is generally defined to include:

•	our failure to comply with such agreement’s material terms;

•	the substantial diminution of responsibilities and duties or, for Mr. Eckert, his involuntary departure from the Board of Trustees;

•	relocation of our headquarters outside the Washington, D.C., metropolitan area; or

•	a change of control.
In general terms, a change of control occurs:

•	if a person, entity or group (with certain exceptions) acquires more than 40% of our then-outstanding voting securities;

•	if we merge into another entity (unless our prior shareholders have at least 60% of the combined voting power of the securities in the merged entity); or

•	upon our shareholders approving our liquidation or dissolution or upon the sale or disposition of substantially all of our assets.

      Under the employment agreements, if an executive officer’s employment ends for any reason, we will pay accrued salary, bonuses already determined, and other existing obligations. If a change of control occurs, we terminate the executive officer’s employment without cause or the executive officer resigns for good reason, all of the share options, restricted shares and phantom shares held by the executive officer before such event occurs will become fully vested, and we will be obligated to pay the executive officer:

•	premiums for the period for group health coverage, if any, to which the executive officer is entitled by law; and

•	a pro rata annual bonus for the year of termination.
      If we terminate the executive officer’s employment without cause or the executive officer resigns for good reason, we will be obligated to pay the executive officer a lump-sum payment equal to 24 months’ salary. If a change of control occurs, we will be obligated to pay the executive officer a lump-sum payment of three times the sum of the executive officer’s annual salary plus the most recently established target bonus.
      If an employment agreement is not renewed by us on or before January 1, 2007, and we at any time thereafter terminate an executive officer’s employment without cause or the executive officer resigns for good reason:

•	any unvested restricted shares granted prior to or during the executive officer’s employment through January 1, 2007 and held by the executive officer before his termination of employment will become vested to the extent of the ratio of the number of days that the executive officer has been employed by the Partnership or Capital Automotive since the date the restricted shares were granted and the total number of days of employment otherwise required for the restricted shares to fully vest (determined separately for each grant); and

•	any phantom shares granted prior to or during the executive officer’s employment through January 1, 2007 and credited to the executive officer before the executive officer’s termination of employment will become vested to the extent of the ratio of the number of days that the executive officer had been employed by the Partnership or Capital Automotive since the date the phantom shares were granted and the total number of days of employment otherwise required for the phantom shares to fully vest (determined separately to each grant).
      While employed and for a two-year period after employment, Messrs. Eckert, Kay, Weaver, Ferriero, and Ms. Clements have agreed:

•	not to compete with us by working with or investing in any enterprise that invests primarily in automobile dealerships or automotive-related properties or that provides real estate financing to automobile dealerships or automotive-related businesses; and

•	not to solicit or endeavor to entice away any of our employees, consultants, contractors or subcontractors, or any lessee or prospective lessee of our properties or properties we are actively considering acquiring.

Equity Compensation Plan Information
      The following table provides information as of March 1, 2005 regarding equity compensation plans approved by the shareholders and equity compensation plans that were not approved by the shareholders.

Number of securities
	Number of securities to		remaining available for future
	be issued upon exercise of	Weighted average exercise	issuance (excluding securities
	outstanding options,	price of outstanding options,	reflected in column (a) and
	warrants and rights (2)	warrants and rights (2)	footnote (2))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	244,829	$23.64	1,024,898
Equity compensation plans not approved by security holders	—	N/A	—

Total	244,829	$23.64	1,024,898

(1)	Consists entirely of common shares authorized for issuance under the Plan.

(2)	Excludes 376,886 restricted shares, and excludes 146,821 common shares that may be issued upon the payment of the phantom shares. No exercise price is required to be paid upon the vesting of restricted shares.
EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      Compensation Philosophy. The goal of the Executive Compensation Committee (the “Compensation Committee”) is to design and administer an executive compensation program to (i) attract and retain qualified executive officers, (ii) reward executive officers for superior performance in achieving our business objectives and enhancing shareholder value, (iii) align the executive officers’ interests with those of the shareholders, and (iv) provide incentives for the creation of long-term shareholder value. The key elements of executive compensation are base salary, annual incentive and performance bonuses, and share-based compensation grants. The Compensation Committee reviews and approves our policies and practices regarding executive compensation, including (a) base salary levels, (b) incentive compensation plans and related performance awards, and (c) long-term equity incentives, including awards of restricted shares, phantom shares and common share options. For 2004, the Compensation Committee placed significant emphasis on forms of compensation designed to create a significant and meaningful long-term incentive tied to our long-term growth, financial success, and increasing shareholder value. Our executives receive compensation for their services to both the Partnership and Capital Automotive.
      Base Salary Levels. We believe that our base salary levels are reasonably related to the base salary levels of executive officers of comparable real estate investment trusts and other real estate companies. We set base salaries and determined other compensation for 2004 based on those factors. We also believe that the current base salary levels of our executive officers take into account the unique talents and skills of our executive officers. All executive officers’ employment agreements have set floors on base salary and other elements of compensation for their contract terms, but the Compensation Committee can increase the base salary at any point. We expect that any such increases will take into account such factors as individual past performance, changes in responsibilities, changes in pay levels of companies deemed comparable by the Compensation Committee, and inflation. The Compensation Committee, however, intends to reward executive officers for their achievements primarily through bonus awards and long-term incentive compensation, as discussed below.
      Bonus Awards. We use performance bonuses to reflect the level of involvement and success of our executive officers in advancing corporate goals. The awards earned depend on the extent to which our performance objectives and the individual’s performance objectives are achieved. Our objectives consist of operating, strategic and financial goals that are considered to be critical to our fundamental long-term goal of building shareholder value. For fiscal year 2004, these objectives were: (i) achievement of targeted Funds from Operations (as defined below) per share; (ii) attainment of a superior funds from operations multiple and total shareholder return as compared to our peer group; (iii) effective execution of our business strategy; (iv) continued achievement of property acquisitions goals; and (v) progress in certain financial and administrative activities. In addition, we maintain a Phantom Share Purchase Program (described in greater detail below), under which executive officers defer a portion of their annual bonuses through mandatory and voluntary purchases of phantom shares. This program further aligns the executive officers’ interests with those of the shareholders and provides incentives for the creation of long-term shareholder value. The Compensation Committee awarded $1,575,000 in bonuses to named officers for fiscal year 2004, of which $315,000 was deferred towards the purchase of phantom shares.
      The National Association of Real Estate Investment Trusts (NAREIT) developed Funds from Operations, commonly referred to as FFO, as a relative non-GAAP financial measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under accounting principles generally accepted in the United States, commonly referred to as GAAP. FFO, as defined under the revised definition adopted in April 2002 by NAREIT and as presented by us, is net income, computed in accordance with GAAP, plus depreciation and amortization of assets unique to the real estate industry, plus minority interest related to income from continuing operations and income from discontinued operations, and excluding gains from the sales of property, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income) and should not be considered an alternative to net income as an indication of our performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO a meaningful, additional measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time, which is contrary to what we believe occurs with our assets, and because industry analysts have accepted it as a performance measure. Comparison of our presentation of FFO, using the NAREIT definition, to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in the application of the NAREIT definition used by such REITs.
      Long-Term Incentive Compensation. The Compensation Committee believes that the use of equity incentives aligns the interest of executive officers with those of shareholders and promotes long-term shareholder value better than cash compensation alone. The Capital Automotive Group Second Amended and Restated 1998 Equity Incentive Plan, which we refer to as the Plan, provides for grants to Plan participants, including executives officers, of restricted shares, phantom shares, stock appreciation rights, which we refer to as SARs, nonqualified stock options, which we refer to as NQSOs, and incentive stock options, which we refer to as ISOs. The Compensation Committee administers the Plan and approves the awards granted to participants, the type and terms of the awards, the schedule for exercisability or non-forfeitability, the time and conditions for expiration of the awards, and the form of payment upon exercise. The Compensation Committee may make determinations under the Plan that are not uniform as to the participants and that may or may not consider whether participants are similarly situated. The Compensation Committee will continue to look at the total compensation package for each executive officer, and the policies underlying our long-term compensation goals when granting awards under the Plan.
      The restricted share and phantom share grants for 2004 performance reflect our compensation philosophy of placing greater emphasis on the long-term compensation component of the compensation program. The Committee believes that such restricted shares align the interests of the executive officers with that of the shareholders by encouraging both share appreciation and dividend growth while at the same time promoting employee retention. On January 19, 2005, the Compensation Committee awarded 118,263 restricted shares to executive officers. These restricted shares will vest on January 19, 2010. The Compensation Committee did not grant SARs, NQSOs or ISOs to executive officers as part of the long-term compensation earned for performance in fiscal year 2004.
      In addition, we maintain a Phantom Share Purchase Program that, unless the Compensation Committee determines otherwise, requires mandatory and authorizes voluntary purchases of phantom shares upon the deferral of a portion of an executive officer’s annual bonus. Pursuant to this Program, 20% of any annual bonus otherwise payable to an executive officer must be deferred under the Program and the executive officer may elect to defer up to an additional 30% of any annual bonus otherwise payable to him or her. The phantom shares are purchased at a price equal to 80% of the fair market value of our common shares on the date of grant. Phantom shares generally are paid on the third anniversary from the date of grant. Notwithstanding the foregoing, certain employees can elect to defer payment of the phantom shares to either (i) a later date or (ii) the date the employee terminates employment with the Company or the first January 15 following termination of employment. All of the officers deferred 20% of their 2004 annual bonuses. On January 19, 2005, 11,791 phantom shares were purchased by executive officers under the program.
      Compensation of the Chief Executive Officer. The Compensation Committee uses the same procedures described above in setting the annual salary, bonus and long-term incentive compensation of the Chief Executive Officer. In 2004, Mr. Eckert received a base salary of $450,000 and, as described above, the Compensation Committee approved a 2004 bonus award of $550,000, 20% of which was deferred towards the purchase of 4,117 phantom shares on January 19, 2005. The Compensation Committee also approved the grant of 47,904 restricted shares to Mr. Eckert in January 2005 for performance in 2004. In doing so, the Compensation Committee considered our successful execution of performance goals, such as achievement of superior growth of funds from operations as compared to our peer group, and similarly, high total shareholder return for the past one, three and five year periods as compared to our peer group, and additional subjective factors such as Mr. Eckert’s conception and execution of a successful strategic plan, continued success in acquiring a solid portfolio of automotive dealership properties, maintaining a stable and creditworthy tenant base and income stream, retaining a team of highly-qualified professionals, as well as maintaining overall shareholder confidence.
      Compensation Deduction Limit. The Securities and Exchange Commission requires that this report comment on our policy with respect to a special rule under the tax laws, Section 162(m) of the Internal Revenue Code of 1986. That section can limit the deductibility on a Subchapter C corporation’s federal income tax return of compensation of $1.0 million to any of the executive officers. Most public companies are Subchapter C corporations, but we are not, so we describe the difference below.
      A company can deduct compensation (including from exercising options) outside that limit if it pays the compensation under a plan that its shareholders approve and that is performance-related and non-discretionary. Option exercises are typically deductible under such a plan if granted with exercise prices at or above the market price when granted. The Compensation Committee’s policy with respect to this section is to make every reasonable effort to ensure that compensation complies with Section 162(m), while simultaneously providing our executives with the proper incentives to remain with the Company. We note that Section 162(m) does not affect the Company as directly as it does Subchapter C corporations, because we do not ordinarily pay taxes. Instead, if employees receive compensation under a plan that does not comply with Section 162(m), we might not be able to deduct all of the compensation income from those purchases. That loss of deduction could increase the amount that we must distribute to our shareholders, which might mean we would need to borrow to make distributions. Given the way we administer the incentive plan, we think it is unlikely that this result will occur. We did not pay any compensation with respect to 2004 that would be outside the limits of Section 162(m).

Executive Compensation Committee

Craig L. Fuller, Chairman
Paul M. Higbee
William E. Hoglund

March 4, 2005
Compensation Committee Interlocks and Insider Participation
      No members of our Compensation Committee have ever been an officer or employee of Capital Automotive or the Partnership.

AUDIT COMMITTEE REPORT
      The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission (“SEC”), nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we incorporate it by specific reference.
      Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor. Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.
      Prior to engagement of the independent auditor for the next year’s audit, management will submit to the Audit Committee for approval an aggregate of services expected to be rendered during that year for the services listed in the table located on p. 4 above in the Fiscal 2004 and 2003 Audit Firm Fee Summary.
      Prior to engagement, the Audit Committee pre-approves these services by types of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.
      Pursuant to our Audit Committee Charter, the Audit Committee may delegate, and has on occasion during 2004, delegated, pre-approval authority to the chairman of the Audit Committee, who shall promptly advise the remaining members of the Audit Committee of such approval at the next regularly scheduled meeting.
      Review and Discussions with Management and the Independent Auditor. The Audit Committee reviewed and discussed with management and Ernst & Young LLP, our independent auditor, our audited financial statements for the fiscal year ended December 31, 2004, management’s assessment of the effectiveness of the company’s internal control over financial reporting and Ernst & Young LLP’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be disclosed by Statement on Auditing Standards (SAS) No. 61, as amended by SAS No. 90, which includes, among other items, matters related to the conduct of the audit of our financial statements.
      The Audit Committee has also received written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, as amended (which relates to the auditor’s independence from us), and has discussed with Ernst & Young LLP their independence from us. The Audit Committee has determined that the provision of audit related and tax services by Ernst & Young LLP during 2004 is compatible with maintaining Ernst & Young LLP’s independence.
      Conclusion. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Trustees that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the SEC.

Audit Committee

R. Michael McCullough, Chairman
William E. Hoglund
Vincent A. Sheehy

March 4, 2005

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Since January 1, 2004, we or our subsidiaries, including the Partnership and its subsidiaries, continued to be a party to transactions described in the following paragraphs involving a Trustee, an executive officer or a 5% or greater shareholder (on a fully converted basis). Management believes that such transactions were on terms that were materially no less favorable than those that could have been obtained in comparable transactions with unaffiliated parties. In the aggregate, these related transactions accounted for approximately 6.5% of our rental revenue (including any rental revenue reclassified to discontinued operations) for the year ended December 31, 2004.
Trustees
      John J. Pohanka. We continue to lease certain properties to entities related to Mr. Pohanka and/or members of his family, under leases entered into in 1998 and 1999, as follows:

		Annual Base Rent
Tenants (Dealerships)	Location	(as of March 1, 2005)

Pohanka Properties, Inc. and Pohanka Virginia Properties, L.L.C., jointly and severally (the “Chantilly Lease”) (1) (2) (3) (4)
—(Chevrolet and Acura)	Chantilly, VA	$839,549
—(Lexus)	Chantilly, VA	377,366
—(Lexus Service Center)	Chantilly, VA	689,035
Pohanka Virginia Properties, L.L.C. (the “PVP Lease”) (1) (3) (5)
—(Cadillac, Hyundai, Nissan and Honda)	Fredericksburg, VA	534,491
—(Saturn)	Bowie, MD	447,171
Pohanka Properties, Inc. (the “PPI Lease”) (1) (2) (6)
—(Saturn and Isuzu)	Marlow Heights, MD	475,608
—(Honda)	Marlow Heights, MD	406,575
—(Hyundai)	Marlow Heights, MD	171,788
—(Body Shop)	Marlow Heights, MD	77,340
Pohanka of Salisbury, Inc. (7)
—(Nissan, Toyota, Honda, Hyundai, Mercedes-Benz and Mazda)	Salisbury, MD	520,991

Total		$4,539,914

(1)	Each entity operating dealerships on the properties subject to the Chantilly Lease, the PVP Lease and the PPI Lease guarantees each of such leases.

(2)	Pohanka Properties, Inc. is owned by John J. Pohanka (11.1405%); The John J. Pohanka Trust (7.4093%); Mr. Pohanka’s children, Geoffrey P. Pohanka (36.3646%), Susan Pohanka Schantz (28.5036%), and Brian C. Pohanka (.6632%); and his nephews, Frank S. Pohanka III (11.1405%), Christopher C. Pohanka (.5510%) and Steven D. Parker (4.2273%).

(3)	Pohanka Virginia Properties, L.L.C. is owned by John J. Pohanka (4%); Mr. Pohanka’s children, Geoffrey P. Pohanka (32%), Susan Pohanka Schantz (32%) and Brian C. Pohanka (10%); and his nephews, Christopher Pohanka (12%) and Stephen D. Parker (10%).

(4)	In January 2004, the Company funded approximately $4,500,000 to a tenant affiliated with Mr. Pohanka to purchase a new Lexus Service Center that had been constructed by the tenant at a cost of $5,500,000 on land owned by a subsidiary of the Company. In connection with this funding, the lease term for all of the Chantilly properties with Pohanka affiliates was extended for an additional 15 years. The Audit Committee and the Board of Trustees approved the transaction in October 2003. The funding was on substantially similar terms as would be entered into with non-affiliated tenants.

(5)	Pohanka Properties, Inc. guarantees this lease.

(6)	Pohanka Virginia Properties, L.L.C. guarantees this lease.

(7)	Owned by Geoffrey P. Pohanka (24%) and unaffiliated persons (76%).

     Robert M. Rosenthal. We continue to lease certain properties to entities related to Mr. Rosenthal and/or members of his family, under leases entered into in 1998, as follows:

		Annual Base Rent
Tenants (Dealerships)	Location	(as of March 1, 2005)

Geneva Enterprises, Inc. d/b/a Rosenthal Nissan/Mazda/ Infiniti (1)	Tysons Corner, VA	$2,499,396
Geneva Enterprises, Inc. d/b/a Rosenthal Mazda (1)	Arlington, VA	619,930
Geneva Enterprises, Inc. d/b/a Rosenthal Chevrolet/ Jeep/ Chrysler (includes Storage Lot) (1)	Arlington, VA	561,835
Geneva Enterprises, Inc. d/b/a Rosenthal Honda (1)	Tysons Corner, VA	510,536
Geneva Enterprises, Inc. d/b/a Rosenthal Jaguar (1)	Tysons Corner, VA	510,524
Geneva Enterprises, Inc. d/b/a Geneva Management (Related Business) (1)	Arlington, VA	452,902
Geneva Enterprises, Inc. d/b/a Rosenthal Isuzu (1)(2)	Gaithersburg, MD	448,739
Geneva Enterprises, Inc. d/b/a Nissan Gaithersburg (1)(2)	Gaithersburg, MD	348,135
Geneva Enterprises, Inc. d/b/a Rosenthal Acura (1)(2)	Gaithersburg, MD	328,152
Geneva Enterprises, Inc. d/b/a Rosenthal Chevrolet/ Jeep (1)	Arlington, VA	311,996
Maryland Imported Cars, Inc. d/b/a Gaithersburg Mazda (3)(4)	Gaithersburg, MD	259,758
Geneva Enterprises, Inc. d/b/a Rosenthal Honda (2-acre lot) (1)	Tysons Corner, VA	178,533
Geneva Enterprises, Inc. d/b/a Rosenthal Honda (Body Shop) (1)	Tysons Corner, VA	127,365

Total		$7,157,801

(1)	Owned by (1) Mr. Rosenthal (65.148%), (2) Mr. Rosenthal’s spouse, Marion Rosenthal (1.386%), (3) Mr. Rosenthal’s daughters, Brooke E. Peterson, Jane R. Cafritz and Nancy L. Rosenthal (9.815% each), and (4) certain employees of Rosenthal Automotive Organization.

(2)	The Company consented to the sublease affecting a portion of these properties in the fourth quarter of 2004.

(3)	Guaranteed by Geneva Enterprises, Inc., an affiliate of Mr. Rosenthal.

(4)	Owned by (1) Mr. Rosenthal (51%), and (2) certain employees of Rosenthal Automotive Organization.
     Vincent A. Sheehy. We continue to lease certain properties to entities related to Mr. Sheehy, and members of his family, as follows:

		Annual Base Rent
Tenants (Dealerships)	Location	(as of March 1, 2005)

Sheehy Ford of Springfield, Inc. (1)(3)	Springfield, VA	$710,357
Sheehy Waldorf, Inc. (2)(3)	Waldorf, MD	383,296
Sheehy Ford, Inc. (1)(3)	Marlow Heights, MD	274,387

Total		$1,368,040

(1)	Owned 100% by Sheehy Auto Stores, Inc., which is owned 24.84% by Mr. Sheehy’s father, Vincent A. Sheehy, III, 18.08% by Mr. Sheehy’s mother, Helen Sheehy, 19.9% by Mr. Sheehy, 8.93% by Mr. Sheehy’s brother, Paul A. Sheehy, and 4.18% by Ann Sheehy Fowler, Mr. Sheehy’s sister. Leases entered into in 1998.

(2)	Owned 100% by Sheehy Auto Stores, Inc. In August 2002, Sheehy Waldorf, Inc. acquired the assets of a Nissan dealership that is operated on a property we own in Waldorf, Maryland. In connection with this acquisition, an existing lease for the property dated August 19, 1999 was assumed by Sheehy Waldorf, Inc. from another tenant of the Company. The Board of Trustees approved the transaction. The assignment was on substantially similar terms as would be entered into with non-affiliated tenants.

(3)	Sheehy Waldorf, Inc. guaranties the Springfield, VA and the Marlow Heights, MD leases, and Sheehy Ford of Springfield, Inc. and Sheehy Ford, Inc. guarantee the Waldorf, MD lease.

     During the first quarter of 2004, we consented to the assignment by Sheehy Auto Stores, Inc. of a lease to an unrelated third-party assignee. The assignee has been the operator of the dealership since we acquired the property in 1998. At the time of the assignment, the annualized rental payments derived from this lease totaled approximately $354,000. Because we approved the new credit under the lease as assigned, this assignment released Sheehy Auto Stores, Inc. of any liability under the lease, including the payment of rent. The Audit Committee and the Board of Trustees approved the transaction.
OTHER INFORMATION
Company Performance
      The following graph compares the cumulative total shareholder return on our common shares from December 31, 1999 through December 31, 2004 with the cumulative total return of the NAREIT Equity Total Return Index and the cumulative total return of the Standard and Poor’s (S&P) 500 Index. Our common share price and the price of the S&P 500 Index are published daily. The NAREIT Equity Total Return Index is published monthly and for purposes of this presentation was interpolated to December 31, 1999.
      The graph assumes an investment of $100 in each of Capital Automotive REIT, the NAREIT Equity Total Return Index and the S&P 500 Index on December 31, 1999. The comparison assumes that all dividends are reinvested into additional common shares during the holding period.
Comparison of Five-Year Cumulative Total Return among Capital Automotive REIT,
The NAREIT Equity Total Return Index and The S&P 500 Index

Index	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

Capital Automotive REIT	100.00	126.05	193.97	247.10	353.79	414.80
NAREIT Equity Total Return Index	100.00	126.37	143.97	149.47	204.98	269.70
S&P 500 Index	100.00	91.20	80.42	62.64	80.62	89.47

Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 requires our Trustees and officers, and persons who beneficially own more than ten percent of our common shares, to file initial reports of ownership and reports of changes in ownership of our common shares and derivative securities, including options for shares, restricted shares, phantom shares and warrants, with the Securities and Exchange Commission. Based on our records and other information, we believe that our Trustees and executive officers who are required to file reports under Section 16 reported all transactions on a timely basis during the fiscal year ended December 31, 2004, except that Form 4’s were inadvertently filed one day late for Messrs. Anderson, Hoglund and Pohanka to report trustee deferred income received in the form of phantom shares on August 2, 2004.
Proposals for the 2006 Annual Meeting
      If you want to include a proposal in the proxy statement for our 2006 Annual Meeting, including a proposal relating to Trustee nominations, send the proposal to Capital Automotive REIT at 8270 Greensboro Drive, Suite 950, McLean, Virginia 22102, Attn: Secretary and General Counsel. Proposals must be received on or before December 5, 2005 to be included in next year’s proxy statement. Please note that proposals must comply with all of the requirements of Rule 14a-8 under the Exchange Act, as well as the requirements of our Declaration of Trust and Bylaws. In addition, proposals relating to Trustee nominations must comply with the policy of the Nominating Committee set forth under the section captioned “Board of Trustees — Corporate Governance — Nominating and Corporate Governance Committee — Selection of Trustee Nominees.”
      We, in our discretion, will be able to use proxies given to us for next year’s meeting to vote for or against any shareholder proposal that is not included in the proxy statement unless the proposal is submitted to us on or before February 18, 2006.

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS OF

CAPITAL AUTOMOTIVE REIT

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF TRUSTEES AND MAY BE REVOKED PRIOR TO ITS EXERCISE

     The undersigned shareholder(s) of Capital Automotive REIT (the “Company”) hereby appoints Messrs. Thomas D. Eckert and David S. Kay, and each of them singly, as proxies, each with full power of substitution, for and in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 10, 2005, and at any and all adjournments thereof, to vote all common shares of said Company held of record by the undersigned on March 1, 2005, as if the undersigned were present and voting the shares.

(TO BE SIGNED ON REVERSE SIDE)

Please date, sign and mail your
proxy card back as soon as possible!

Annual Meeting of Shareholders
CAPITAL AUTOMOTIVE REIT

May 10, 2005

Please Detach and Mail in the Envelope Provided

☒	Please mark your votes as in this example.

		FOR all nominees listed at right except as indicated to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed at right	Nominees:	Thomas D. Eckert Craig L. Fuller Paul M. Higbee William E. Hoglund David B. Kay R. Michael McCullough John J. Pohanka Robert M. Rosenthal Vincent A. Sheehy
1.	Election of Trustees	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the nominee’s name on the space provided below.)

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of the accounting firm of Ernst & Young LLP to serve as independent auditors for Capital Automotive REIT for the fiscal year ending December 31, 2005	☐	☐	☐

3.	The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting to the extent permitted by law.

THE COMMON SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF ANY DIRECTION, THE SHARES WILL BE VOTED FOR EACH NOMINEE NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2, AND IN ACCORDANCE WITH THE PROXIES’ DISCRETION ON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING TO THE EXTENT PERMITTED BY LAW.

I PLAN TO ATTEND THE MEETING ☐

SIGNATURE		Dated:	, 2005

SIGNATURE IF HELD JOINTLY

NOTE: Please sign exactly as your name appears on this Proxy. When shares are jointly held, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give your full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.